FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-228697-01

From: [REDACTED]
Sent: Wednesday, April 17, 2019 4:37 PM
Subject: CF 2019-CF1 **XB PRICING DETAILS** PUBLICS

CF 2019-CF1 -- NEW ISSUE CMBS

JOINT BOOKRUNNERS & CO-LEAD MANAGERS:	CANTOR FITZGERALD & CO., DEUTSCHE BANK SECURITIES, KEYBANC CAPITAL MARKETS
CO-MANAGERS:	CIBC WORLD MARKETS, DREXEL HAMILTON, AND CASTLEOAK SECURITIES, L.P.
RATING AGENCIES:	FITCH, KROLL & S&P

***PUBLIC OFFERED CERTIFICATES***

Class	Size(MM)	Spread	CPN	Yield	Price
X-B	$118.461	T+121.5	0.6609%	3.7923%	5.86664

POOL BALANCE:	$661,965,089
NUMBER OF LOANS:	37
NUMBER OF PROPERTIES:	60
WA CUT-OFF LTV:	57.2%
WA UNDERWRITTEN NCF DSCR:	2.04X
WA UNDERWRITTEN NOI DEBT YIELD:	11.2%
WA MORTGAGE INTEREST RATE:	4.8368%
WA REM. TERM TO MATURITY (MOS):	112

PROPERTY TYPES:	OFFICE (32.5%), MULTIFAMILY (17.4%), MIXED USE (10.9%), RETAIL (10.9%), HOSPITALITY (9.8%), SELF STORAGE (7.5%), INDUSTRIAL (5.1%), MANUFACTURED HOUSING (2.9%), OTHER (2.9%)

TOP 5 STATES:	NY (17.0%), TX (8.7%), IL (8.4%), VA (8.3%), PA (8.1%)

AMORTIZATION TYPE:	INTEREST ONLY (63.3%); INTEREST ONLY, THEN AMORTIZING (29.1%); AMORTIZING BALLOON (7.6%)

TOP 10 & 5 LOANS AS A % OF POOL:	56.3% & 33.6%

MASTER SERVICER:	KEYBANK, NA
SPECIAL SERVICER:	LNR SECURITIES HOLDINGS
OPERATING ADVISOR:	PARK BRIDGE LENDER SERVICES LLC
DIRECTING HOLDER:	LNR SECURITIES HOLDINGS
TRUSTEE:	CITIBANK, N.A.
CERT. ADMINISTRATOR:	CITIBANK, N.A.

EXPECTED SETTLEMENT:	On or about April 30, 2019

ATTACHED:	TERM SHEET, ANNEX A-1

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The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (File No. 333-228697) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Cantor Fitzgerald & Co., any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-212-915-1700 or by email to the following address: legal@ccre.com.